AMENDED ARTICLES OF AMENDMENT
                        TO THE ARTICLES OF INCORPORATION
                                       OF
                        IMAGING DIAGNOSTIC SYSTEMS, INC.
                      DESIGNATING SERIES I PREFERRED STOCK

         The undersigned do hereby certify that, pursuant to the authority conferred upon the Board of Directors of IMAGING DIAGNOSTIC SYSTEMS, INC. (the "Corporation") a corporation organized and existing under the Florida Business Corporation Act, by Florida Statute 607.0821 and Florida Statute 607.0602 and pursuant to a Board of Directors meeting held on December 21, 1998, whereby all of the members of the Corporation's Board of Directors, unanimously voted for the issuance of up to 455 shares of the Corporation's authorized but unissued preferred stock, no par value, to be designated the Series I Convertible Preferred Stock (the "Preferred Stock"), and the Amendment of the Corporation's Articles of Incorporation to provide for the Preferred Stock, and there being no shareholder action required, the Corporation Articles of Incorporation are hereby Amended as follows:


                            ARTICLE III CAPITAL STOCK

                   CERTIFICATE OF DESIGNATION OF PREFERENCES,
                       RIGHTS AND LIMITATIONS OF SERIES I
                           CONVERTIBLE PREFERRED STOCK

1. DESIGNATION AND RANK. The number and designation of the series of Preferred Stock fixed by this amendment shall be 455 Shares of "Series I Convertible Preferred Stock" (hereinafter referred to as the "Convertible Preferred Stock"), all of which shall rank equally and be identical in all respects.

2.  CONVERSION RIGHTS.

(A) RIGHT TO CONVERT. The holder of any shares of Series I Convertible Preferred Stock (the "Preferred Stock") may, at any time, for a period of two years thereafter, convert all or a portion of the Preferred Stock and any accrued interest thereon, without the payment of any additional consideration therefor, into that number of fully paid and non-assessable shares of common stock, no par value, of the Corporation as is determined by dividing (i) the sum of $10,000 by (ii) the Conversion Price (determined as hereinafter provided) in effect at the time of conversion. The "Conversion Price" shall be equal to seventy five percent (75%) of the Average Closing Price of the Corporation's Common Stock for the five-day trading period ending on the day prior to the date of the conversion. as quoted by Bloomberg, L.P. or if not quoted by Bloomberg, L.P., then (ii) as reported by the National Association of Securities Automated Quotation System ("NASDAQ"), or if not quoted by NASDAQ then; (iii) the average of the closing bid prices of the Common Stock in the over-the-counter market over the five consecutive trading days ending on the trading day immediately preceding the date of the Conversion Notice; or (iv) in the event the Common Stock is listed on a national stock exchange, the Market Price shall be the average of the closing prices of the Common Stock on such exchange, as reported in THE WALL STREET JOURNAL over the five consecutive trading days immediately preceding the date of the Conversion Notice.

Provided however, that the Holder shall be prohibited from converting any portion of the Preferred Stock which would result in the Holder being deemed the beneficial owner, in accordance with the provisions of Rule 13d-3 of the Securities Exchange Act of 1934, as amended, of 4.99% or more of the then issued and outstanding Common Stock of the Company.

(B) MECHANICS OF CONVERSION. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. If upon conversion of shares of Preferred Stock held by a registered holder which are being converted, such register holder would, but for the provisions of this Section 3(b), receive a fraction of a share of Common Stock thereon, then in lieu of any such fractional share to which such holder would otherwise be entitled, the Corporation shall round up or down, as the case may be, to the nearest share. Before any holder of the Preferred Stock shall be entitled to convert the same into full shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for the Preferred Stock, and shall give written notice by facsimile or otherwise (the "Conversion Notice") to the Corporation at such office that such holder elects to convert the same and shall state therein such holder's name or the name of its nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, but in any event within five business days of the date of its receipt of the Conversion Notice and original Preferred Stock Certificate, issue and deliver or cause to be issued and delivered to such holder of Preferred Stock, or to its nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled. Such conversion shall be deemed to have been made on the date that the Corporation receives the Conversion Notice by facsimile or otherwise, and the person or persons entitled to receive the share of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. Upon the conversion of any shares of Preferred Stock, such shares shall be restored to the status of authorized but unissued shares and may be reissued as a new series by the Corporation at any time.

(C) NOTICES OF RECORD DATE. In the event of (i) any declaration by the Corporation of a record date of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution or (ii) any capital reorganization of the Corporation, any classification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation, and any transfer of all or substantially all of the assets of the Corporation to any other Corporation, or any other entity or person, or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Preferred Stock at least twenty (20) days prior to the record date specified therein, a notice specifying (i) the date on which any such record is to be declared for the purpose of such dividend or distribution and a description of such dividend or distribution; (ii) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective; and
(iii) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, transfer, consolidation, merger, dissolution or winding up.

(D) STOCK DIVIDENDS; STOCK SPLITS; ETC. In the event that the Corporation shall
(i) take a record of holders of shares of the Common Stock for the purpose of determining the holders entitled to receive dividends payable in shares of Common Stock; (ii) subdivide the outstanding shares of Common Stock; (iii) combine the outstanding shares of Common Stock into smaller number of shares; or
(iv) issue, by reclassification of the Common Stock, any other securities of the Corporation, then, in each such case, the Conversion Price then in effect shall be adjusted so that upon conversion of each share of Convertible Preferred Stock then outstanding the number of shares of Common Stock into which such shares of Convertible Preferred Stock are convertible after the happening of any of the events described in clauses (i)through(iv) above shall be the number of such shares of Common Stock into which such shares of Preferred Stock would have been converted if so converted immediately prior to the happening of such event or any record date with respect thereto.

(E) COMMON STOCK RESERVED. The Corporation shall reserve and keep available out of its authorized but unissued Common Stock such numbers of shares of Common Stock as shall from time to time be sufficient to effect conversion of all of the then outstanding shares of Preferred Stock. In the event there are insufficient shares to effect a conversion, the Corporation shall increase the number of authorized shares to effect conversion , the holder shall be entitled to vote with the holders of the Common Stock, as a single class, where each share of Preferred Stock shall be entitled to that number of votes to which it would be entitled had all of its shares of Preferred Stock been converted into shares of Common Stock were notice of conversion given on the date of such vote. No sale or disposition of all or substantially all of the Corporation's assets shall take place without approval of the holders of the Convertible Preferred Stock, voting as a single class.

(F) VOTING RIGHTS OF CONVERTIBLE PREFERRED STOCK. Except as otherwise required by law and as provided for in Section 3(e), the holders of outstanding shares of Preferred Stock shall not be entitled to vote on any matters submitted to the stockholders of the Corporation.

4. LIQUIDATION RIGHTS. If the Corporation shall be voluntarily or involuntarily liquidated, dissolved or wound up, at any time when any shares of Preferred Stock shall be outstanding, the holders of the then outstanding shares of Preferred Stock shall have a preference in distribution of the Corporation's property available for the distribution to the holders of any other class of capital stock of the Corporation, including but not limited to, the Common Stock, equal to $10,000.00 consideration per share.

5. ADJUSTMENTS DUE TO MERGER OR CONSOLIDATION, ETC. In the case of any consolidation with or merger of the Corporation with or into another corporation, or in the case of any sale, lease or conveyance to another corporation of the assets of the Corporation as an entirety or substantially as an entirety, each share of Preferred Stock shall after the date of such consolidation, merger, sale, lease or conveyance be convertible into the number of shares of stock or other securities or property (including cash) to which the Common Stock issuable (at the time of such consolidation, merger, sale, lease, or conveyance) upon conversion of such share of Preferred Stock would have been entitled upon such consolidation, merger, sale, lease or conveyance; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the holders of the shares of Preferred Stock shall be appropriately adjusted so as to be applicable, as nearly as may reasonable be, to any shares of stock or other securities or property thereafter deliverable on the conversion of the shares of Convertible Preferred Stock.

         IN WITNESS WHEREOF, this Amendment to the Articles of Incorporation has been executed and attested by the undersigned duly authorized officers of the Corporation as of the 21st day of December 1998.



ATTEST:


/s/Allan Schwartz, Executive Vice President       /s/Linda B. Grable, President and Director
